CONSENT TO INDEPENDENT AUDITORS


The Trustees and Shareholders
Liberty All-Star Equity Fund

We consent to the use of our report dated February 13, 1998 included herein and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.

                           \s\  KPMG Peat Markwick, LLP
                           KPMG Peat Marwick LLP


Boston, Massachusetts
February 20, 1998